BUFFALO FUNDS

AMENDMENT TO THE
MASTER SERVICES AGREEMENT

THIS AMENDMENT to the Master Services Agreement dated as of April 25th, 2003, as amended February 20, 2004, by and between Kornitzer Capital Management, Inc., a Kansas corporation (the “Adviser”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS") is entered into by the parties effective as of December 1, 2006.

RECITALS

WHEREAS, the Adviser is a federally registered investment adviser that serves as the investment adviser and manager of the various investment companies (and series thereof) within the Buffalo Funds complex (the “Funds”) pursuant to a Management Agreement under which the Adviser is obligated to provide, or obtain and pay the costs of, the various services required to operate the Funds and to pay certain Fund expenses; and

WHEREAS, USBFS is a mutual fund service provider that offers a full array of services required for the operation of mutual funds; and

WHEREAS, through the Master Services Agreement, the Adviser has engaged USBFS to provide required services for the Funds and to bear certain Fund expenses; and

WHEREAS, the Adviser and USBFS desire to amend the Master Services Agreement and Section 15 of such Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1. The Master Services Agreement is amended as to the following:

A. The following fifth paragraph of the preamble is removed in its entirety:

WHEREAS, the Adviser may use its legitimate profits for the payment of distribution expenses with respect to the Funds; and the Adviser has determined that it will pay USBFS a portion of its legitimate profits, to perform certain services, identified in this Agreement, related to distribution and to enable USBFS to cede the Adviser’s legitimate profits to various entities that are interested in purchasing shares of the Funds; and

B. Paragraph A of Section 2 Compensation to USBFS is replaced in its entirety with the following:

A. For all services provided under this Agreement, whether such services are provided by USBFS, its affiliates or other vendors, the Adviser agrees to pay USBFS a portion of the unified “Management Fee” that each Fund is obligated to pay the Adviser under the Management Agreement. The Management Fees for each Fund are specifically stated on Appendix I. The annual fee payable to USBFS for each Fund will be 0.30% of the Fund’s average daily net assets, and the Adviser will retain the remainder of the Management Fees paid by each Fund. Under the Agreement, USBFS will provide services described herein and from its compensation, USBFS will administer payments to third-party vendors as described in Exhibit G and will cover all other expenses related to the Funds that USBFS is obligated to pay under this Agreement, including all non-advisory and non-marketing Fund expenses that the Adviser is required to pay under the “Unified Fee” structure, as described in the Management Agreements.

2.	Appendix I, the listing of the Funds and the fees, is replaced in its entirety by Appendix I attached hereto.

3.	Exhibit G, Fund Paying Agent, of the Master Services Agreement is replaced in its entirety by Exhibit G, Fund Paying Agent, attached hereto.

Except to the extent amended hereby, the Master Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

KORNITZER CAPITAL MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John C. Kornitzer	By:	/s/ Joseph D. Neuberger

Name:	John C. Kornitzer	Name:	Joseph D. Neuberger

Title:	President	Title:	President

Appendix I

THE BUFFALO FUNDS
NAME OF FUND AND/OR SERIES	ANNUAL MANAGEMENT FEE (as a percent of each Fund’s average daily net assets)
BUFFALO BALANCED FUND, INC.	1.00%
BUFFALO HIGH YIELD FUND, INC.	1.00%
BUFFALO LARGE CAP FUND, INC.	1.00%
BUFFALO SMALL CAP FUND, INC.	1.00%
BUFFALO USA GLOBAL FUND, INC.	1.00%

BUFFALO FUNDS (a Delaware statutory trust,
consisting of the following series):
1. Buffalo Mid Cap Fund;
2. Buffalo Science & Technology Fund;
3. Buffalo Micro Cap Fund; and
4. Buffalo Jayhawk China Fund

1. 1.00% 2. 1.00% 3. 1.45% 4. 1.50%

EXHIBIT G to the Master Services Agreement - Buffalo Funds

FUND PAYING AGENT

1.	Duties and Responsibilities of USBFS

From the compensation USBFS receives pursuant to this Agreement, USBFS shall provide certain services directly as described in the Agreement, and shall also administer payment of the following fees to third parties:

A.	Fund Directors/Trustees’ fees;

B.
Trustee’s fees for Individual Retirement Accounts, and all similar accounts, (“IRA’s”); USBFS and the Adviser have agreed that Great Plains Trust Company will serve as the Trustee for the IRAs that invest in the Funds; the fee schedule for Great Plains Trust Company is attached to this Agreement as Exhibit H.

C.	Custodian fees (except for the additional cost of maintaining custody of assets in foreign jurisdictions, when compared to domestic custody costs)

D.
Independent public accountant fees, Fund counsel and independent legal counsel fees (but not legal and audit fees and other costs in contemplation of or arising out of litigation or administrative actions to which any Fund, its officers or Directors/Trustees are a party or incurred in anticipation of becoming a party);

E.	Third-party pricing vendor fees;

F.	NSCC charges;

G.	Printing and mailing costs of prospectuses and shareholder reports;

H.	Non-distribution payments to third party intermediaries (i.e. avoided transfer agency fees); and

I.	Any other common industry-related expenses of third-party vendors engaged by the Funds to which the parties agree.

2.	USBFS shall not and the Adviser and/or the Funds shall bear the following costs directly, as described in the Management Agreements between the Funds and the Adviser:

A.
Costs of any interest, taxes, dues, fees and other charges of governments and their agencies, including the cost of qualifying the Funds’ shares for sale in any jurisdiction (including blue sky registration fees and 24f-2 fees);

B.	Brokerage commissions;

C.	Additional custody costs of maintaining custody of assets in foreign jurisdictions, when compared to domestic custody costs

D.	Insurance coverage, including fidelity bond and liability insurance for Directors & Officers (D&O) and Errors and Omissions (E&O) premiums and fees; and

E.	Any other expenses incurred by the Adviser or the Funds that are not specifically assumed by USBFS under this Agreement.